Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF MARCH 31, 2014

BY AND BETWEEN

BANKWELL FINANCIAL GROUP, INC.

AND

QUINNIPIAC BANK & TRUST COMPANY

TABLE OF CONTENTS

ARTICLE I THE MERGER		- 1 -

Section 1.01	Terms of the Merger	- 1 -
Section 1.02	Tax Consequences	- 1 -
Section 1.03	Name of the Surviving Bank	- 1 -
Section 1.04	Charter and Bylaws of the Surviving Bank	- 2 -
Section 1.05	Directors and Executive Officers of BWFG and Surviving Bank	- 2 -
Section 1.06	Advisory Board	- 2 -
Section 1.07	Effect of the Merger	- 2 -
Section 1.08	Effective Date and Effective Time; Closing	- 2 -
Section 1.09	Alternative Structure	- 3 -
Section 1.10	Additional Actions	- 3 -

ARTICLE II CONSIDERATION; EXCHANGE PROCEDURES		- 3 -

Section 2.01	Merger Consideration	- 3 -
Section 2.02	Stock Consideration	- 3 -
Section 2.03	Cash Consideration	- 3 -
Section 2.04	Rights as Shareholders; Stock Transfers	- 3 -
Section 2.05	No Fractional Shares	- 3 -
Section 2.06	Dissenting Shares	- 3 -
Section 2.07	Election Procedures	- 4 -
Section 2.08	Exchange of Certificates; Payment of the Consideration	- 6 -
Section 2.09	Reservation of Shares	- 7 -
Section 2.10	Listing of Additional Shares	- 7 -
Section 2.11	Options	- 7 -
Section 2.12	Warrants	- 8 -
Section 2.13	Adjustment to Stock/Cash Election	- 8 -

ARTICLE III REPRESENTATIONS AND WARRANTIES OF QBT		- 8 -

Section 3.01	Making of Representations and Warranties	- 8 -
Section 3.02	Organization, Standing and Authority of QBT	- 8 -
Section 3.03	QBT Capital Stock	- 8 -
Section 3.04	Subsidiaries	- 8 -
Section 3.05	Corporate Power; Minute Books	- 9 -
Section 3.06	Execution and Delivery	- 9 -
Section 3.07	Regulatory Approvals; No Defaults	- 9 -
Section 3.08	Financial Statements	- 9 -
Section 3.09	Absence of Certain Changes or Events	- 10 -
Section 3.10	Financial Controls and Procedures	- 10 -
Section 3.11	Regulatory Matters	- 11 -
Section 3.12	Legal Proceedings	- 11 -
Section 3.13	Compliance with Laws	- 11 -
Section 3.14	Material Contracts; Defaults	- 12 -
Section 3.15	Brokers	- 12 -
Section 3.16	Employee Benefit Plans	- 12 -
Section 3.17	Labor Matters	- 14 -
Section 3.18	Environmental Matters	- 14 -
Section 3.19	Tax Matters	- 14 -
Section 3.20	Investment Securities	- 16 -
Section 3.21	Derivative Transactions	- 16 -
Section 3.22	Loans; Nonperforming and Classified Assets	- 16 -
Section 3.23	Tangible Properties and Assets	- 17 -
Section 3.24	Intellectual Property	- 17 -
Section 3.25	Fiduciary Accounts	- 17 -

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Section 3.26	Insurance	- 17 -
Section 3.27	Antitakeover Provisions	- 18 -
Section 3.28	Fairness Opinion	- 18 -
Section 3.29	Proxy Statement/Prospectus	- 18 -
Section 3.30	Disclosure	- 18 -

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BWFG		- 18 -

Section 4.01	Making of Representations and Warranties	- 18 -
Section 4.02	Organization, Standing and Authority of BWFG	- 18 -
Section 4.03	Organization, Standing and Authority of Bank	- 18 -
Section 4.04	BWFG Capital Stock	- 19 -
Section 4.05	Subsidiaries	- 19 -
Section 4.06	Corporate Power; Minute Books	- 19 -
Section 4.07	Execution and Delivery	- 19 -
Section 4.08	Regulatory Approvals; No Defaults	- 19 -
Section 4.09	Financial Statements	- 20 -
Section 4.10	Absence of Certain Changes or Events	- 20 -
Section 4.11	Financial Controls and Procedures	- 20 -
Section 4.12	Regulatory Matters	- 20 -
Section 4.13	Legal Proceedings	- 21 -
Section 4.14	Compliance With Laws	- 21 -
Section 4.15	Brokers	- 21 -
Section 4.16	Employee Benefit Plans	- 21 -
Section 4.17	Tax Matters	- 22 -
Section 4.18	Financial Ability	- 23 -
Section 4.19	BWFG Stock	- 23 -
Section 4.20	Disclosure	- 23 -

ARTICLE V COVENANTS		- 23 -

Section 5.01	Covenants of QBT	- 23 -
Section 5.02	Covenants of BWFG	- 25 -
Section 5.03	Reasonable Best Efforts	- 26 -
Section 5.04	QBT Shareholder Approval	- 26 -
Section 5.05	Merger Registration Statement; Proxy Statement/Prospectus	- 26 -
Section 5.06	Cooperation and Information Sharing	- 26 -
Section 5.07	Supplements or Amendment	- 27 -
Section 5.08	Regulatory Approvals	- 27 -
Section 5.09	Press Releases	- 27 -
Section 5.10	Access; Information	- 27 -
Section 5.11	No Solicitation by QBT	- 28 -
Section 5.12	Certain Policies	- 29 -
Section 5.13	Indemnification	- 29 -
Section 5.14	Employees; Benefit Plans	- 30 -
Section 5.15	Notification of Certain Changes	- 31 -
Section 5.16	Current Information	- 32 -
Section 5.17	Board Packages	- 32 -
Section 5.18	Transition; Informational Systems Conversion	- 32 -

ARTICLE VI CONDITIONS TO CONSUMMATION OF THE MERGER		- 32 -

Section 6.01	Conditions to Obligations of the Parties to Effect the Merger	- 32 -
Section 6.02	Conditions to Obligations of BWFG	- 33 -
Section 6.03	Conditions to Obligations of QBT	- 34 -
Section 6.04	Frustration of Closing	- 34 -

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ARTICLE VII TERMINATION		- 34 -

Section 7.01	Termination	- 34 -
Section 7.02	Termination Fee	- 35 -
Section 7.03	Effect of Termination and Abandonment	- 35 -

ARTICLE VIII MISCELLANEOUS		- 35 -

Section 8.01	Survival	- 35 -
Section 8.02	Waiver; Amendment	- 36 -
Section 8.03	Counterparts	- 36 -
Section 8.04	Governing Law	- 36 -
Section 8.05	Expenses	- 36 -
Section 8.06	Notices	- 36 -
Section 8.07	Entire Understanding; No Third Party Beneficiaries	- 37 -
Section 8.08	Severability	- 37 -
Section 8.09	Enforcement of the Agreement	- 37 -
Section 8.10	Interpretation	- 37 -
Section 8.11	Assignment	- 37 -

ARTICLE IX ADDITIONAL DEFINITIONS		- 37 -

Section 9.01	Additional Definitions	- 37 -

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This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of March 31, 2014, by and between Bankwell Financial Group, Inc., a Connecticut corporation (“BWFG”), and Quinnipiac Bank & Trust Company, a Connecticut chartered bank (“QBT”).

WITNESSETH

WHEREAS, the Board of Directors of BWFG and the Board of Directors of QBT have each (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; and (iii) approved this Agreement;

WHEREAS, in accordance with the terms of this Agreement, QBT will merge with and into Bankwell Bank (the “Bank”), a Connecticut chartered bank and wholly owned subsidiary of BWFG (the “Merger”);

WHEREAS, as a material inducement to BWFG to enter into this Agreement, each of the directors and executive officers of QBT has entered into a voting agreement with BWFG dated as of the date hereof (a “Voting Agreement”), substantially in the form attached hereto as Exhibit A pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of QBT Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such agreement;

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01      Terms of the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, QBT shall merge with and into Bank, and Bank shall be the surviving entity (hereinafter sometimes referred to as the “Surviving Bank”) and shall continue to be governed by the laws of Connecticut. BWFG will cause Bank to, and QBT shall, execute and deliver a Bank Merger Agreement substantially in the form attached to this Agreement as Exhibit B. As part of the Merger, shares of QBT Stock shall, at the Effective Time, be converted into the right to receive the Merger Consideration pursuant to the terms of Article II.

Section 1.02     Tax Consequences.  It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. QBT and BWFG each hereby agree to deliver at closing a certificate substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable its counsel to deliver the legal opinion contemplated by Section 6.01(e).

Section 1.03      Name of the Surviving Bank. The name of the Surviving Bank upon consummation of the Merger shall be “Bankwell Bank.”

Section 1.04     Charter and Bylaws of the Surviving Bank. The charter and bylaws of the Surviving Bank upon consummation of the Merger shall be the charter and bylaws of Bank as in effect immediately prior to consummation of the Merger.

Section 1.05      Directors and Executive Officers of BWFG and Surviving Bank.

(a)	At the Effective Time, the directors of each of BWFG and Surviving Bank immediately prior to the Effective Time shall continue to be the directors of BWFG and Surviving Bank, provided that at the Effective Time, the number of persons constituting the board of directors of BWFG and Surviving Bank shall each be increased by one (1) director to be selected by BWFG after consultation with QBT (the “New Member”), and the New Member shall be appointed to the board of directors of both BWFG and Surviving Bank for a term to expire at BWFG’s and Surviving Bank’s next annual meeting in 2015. The New Member shall be nominated to the board of directors of BWFG and Surviving Bank and BWFG shall recommend that its stockholders vote in favor of the election of such nominee in 2015, subject to the New Member’s being recommended by BWFG’s Governance Committee after review applied to all candidates for re-nomination. Notwithstanding the foregoing, neither BWFG nor Surviving Bank shall have any obligation to appoint any New Member to serve on BWFG’s or Surviving Bank’s Board if such Person is not a member of the QBT’s board of directors immediately prior to the Effective Time. It is intended that the New Member will qualify as an “independent director” under applicable securities laws and NASDAQ listing standards. Each of the directors of BWFG and Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of BWFG and Surviving Bank.

(b)	The Executive Officers of BWFG and Surviving Bank shall consist of the Executive Officers of BWFG and Surviving Bank in office immediately prior to the Effective Time. Without otherwise limiting the foregoing, Mark A. Candido and Richard Barredo, currently Executive Officers of QBT, shall be officers of Surviving Bank pursuant to the Retention Agreements referenced in Section —- below.

Section 1.06     Advisory Board.  BWFG shall establish an Advisory Board (the “Advisory Board”), which shall operate pursuant to a written charter consistent with this Section 1.06, and which shall meet quarterly or less frequently as determined by BWFG. At or prior to the Effective Time, all of the directors of QBT in office immediately prior to the Effective Time, excluding the New Member appointed to the board of directors of BWFG and Surviving Bank, shall be invited to serve among the members of such Advisory Board. An in-person attendance fee of $500 shall apply to each meeting of the Advisory Board for a minimum of one year following the Effective Time.

Section 1.07     Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided under Connecticut law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate corporate existence of QBT shall cease and all of the rights, privileges, powers, franchises, properties, assets, debts, liabilities, obligations, restrictions, disabilities and duties of QBT shall be vested in and assumed by Bank.

Section 1.08      Effective Date and Effective Time; Closing.

(a)	Subject to the terms and conditions of this Agreement, BWFG will make all such filings as may be required to consummate the Merger by applicable laws and regulations. The Merger provided for herein shall become effective as provided in the Bank Merger Agreement as filed with the Connecticut Secretary of the State’s Office. That date is herein called the “Effective Date.” The “Effective Time” of the Merger shall be as specified in the Bank Merger Agreement.

(b)	A closing (the “Closing”) shall take place, unless BWFG and QBT agree otherwise, within two weeks following receipt of all regulatory approvals and QBT shareholder approval, and in any event immediately prior to the Effective Time at 10:00 a.m., Eastern time, at the offices of Hinckley Allen & Snyder LLP in Hartford, Connecticut, or such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to BWFG and QBT the certificates and other documents required to be delivered under Article VI hereof.

Section 1.09      Alternative Structure. BWFG may, at any time prior to the Effective Time, change the method of effecting the combination of BWFG and QBT (including the provisions of this Article I) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the amount or type of Merger Consideration; (b) adversely affect the tax treatment of QBT’s shareholders pursuant to this Agreement; (c) adversely affect the tax treatment of BWFG or QBT pursuant to this Agreement or (d) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event BWFG makes such a change, QBT agrees to execute an appropriate amendment to this Agreement in order to reflect such change.

Section 1.10      Additional Actions. If, at any time after the Effective Time, BWFG shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, or record or otherwise, in BWFG or the Bank its right, title or interest in, to or under any of the rights, properties or assets of QBT, or (ii) otherwise carry out the purposes of this Agreement, QBT and its officers and directors shall be deemed to have granted to BWFG or Bank an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in BWFG or Bank its right, title or interest in, to or under any of the rights, properties or assets of QBT or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of BWFG or Bank are authorized in the name of QBT or otherwise to take any and all such action.

ARTICLE II

CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01     Merger Consideration.  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, all shares of QBT Stock held in the treasury of QBT and each share of QBT Stock owned by any direct or indirect wholly owned Subsidiary of QBT immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall cease to exist, and the Certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor. All remaining shares of QBT Stock, excluding Dissenting Shares, issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive the Merger Consideration, pursuant to the terms of this Article II.

Section 2.02      Stock Consideration.  Each outstanding share of QBT Stock that under the terms of Section 2.07 is to be converted into the right to receive shares of BWFG Stock (the “Stock Consideration”) shall be converted into and become the right to receive from BWFG 0.56 shares of BWFG Stock (the “Exchange Ratio”).

Section 2.03      Cash Consideration.  Each outstanding share of QBT Stock that under the terms of Section 2.07 is to be converted into the right to receive cash (the “Cash Consideration”) shall be converted into the right to receive a cash payment of $12.00.

Section 2.04      Rights as Shareholders; Stock Transfers.  At the Effective Time, holders of QBT Stock shall cease to be shareholders of QBT, and shall have no rights other than the right to receive the consideration provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of QBT of shares of QBT Stock.

Section 2.05      No Fractional Shares.  Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of BWFG Stock shall be issued in the Merger. Each holder of a Certificate who otherwise would have been entitled to a fraction of a share of BWFG Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of QBT Stock owned by such holder at the Effective Time) by $12.00. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

Section 2.06      Dissenting Shares.  Each outstanding share of QBT Stock the holder of which has perfected his or her right to dissent from the Merger under sections 33-855 to 33-872, inclusive of the Connecticut

Business Corporations Act and has not effectively withdrawn or lost such rights as of the Effective Time (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by such provisions of the Connecticut Business Corporations Act. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the Merger Consideration to which such holder would be entitled pursuant to Section 2.07 hereof. QBT shall give BWFG prompt notice upon receipt by QBT of any such written demands for payment of the fair value of shares of QBT Stock and of withdrawals of such demands and any other instruments provided pursuant to sections 33-855 to 33-872, inclusive of the Connecticut Business Corporations Act. Any payments made in respect of Dissenting Shares shall be made by BWFG.

Section 2.07      Election Procedures.

(a)	Holders of QBT Stock may elect to receive shares of BWFG Stock, cash or a combination thereof (in any case without interest) in exchange for their shares of QBT Stock in accordance with the following procedures, provided that, in the aggregate, seventy-five percent (75%) of the total number of shares of QBT Stock issued and outstanding at the Effective Time, including any Dissenting Shares (the “Stock Conversion Number”), shall be converted into the Stock Consideration and the remaining outstanding shares of QBT Stock shall be converted into the Cash Consideration. Shares of QBT Stock as to which a holder of QBT Stock has elected to receive the Cash Consideration (including, pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” Shares of QBT Stock as to which a holder of QBT Stock has elected to receive the Stock Consideration (including, pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” Shares of QBT Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.” The aggregate number of Stock Election Shares is referred to herein as the “Stock Election Number.”

(b)	An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as QBT and BWFG shall mutually agree (“Election Form”), shall be mailed no more than forty (40) Business Days and no less than twenty (20) Business Days prior to the anticipated Effective Date or on such earlier date as QBT and BWFG shall mutually agree (the “Mailing Date”) to each holder of record of QBT Stock as of five (5) Business Days prior to the Mailing Date (the “Election Form Record Date”). Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 2.07, (i) to elect to receive all cash with respect to each share of QBT Stock held by such holder, (ii) to elect to receive all BWFG Stock with respect to each share of QBT Common Stock held by such holder, (iii) to elect to receive cash with respect to a part of such holder’s QBT Stock and BWFG Stock with respect to the remaining part of such holder’s QBT Stock (a “Mixed Election”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or BWFG Stock for such shares. A holder of record of shares of QBT Stock who holds such shares as nominee, trustee or in another representative capacity may submit multiple Election Forms, provided that each such Election Form covers all the shares of QBT Stock held by such nominee, trustee or held in another representative capacity for a particular beneficial owner. Any shares of QBT Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. All Dissenting Shares shall be deemed Cash Election Shares, and with respect to such shares the holders thereof shall in no event receive consideration comprised of BWFG Stock, subject to Section 2.06; provided, however, that for purposes of making the proration calculations provided for in this Section 2.07 only Dissenting Shares as existing at the Effective Time shall be deemed Cash Election Shares.

(c)	To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., Eastern time, on the twenty-fifth (25th) day following the Mailing Date (or such other time and date as QBT and BWFG may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date. QBT shall make available Election Forms as may be reasonably requested by all Persons who become holders (or beneficial owners) of QBT Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline. QBT shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of QBT Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If a QBT shareholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of QBT Stock held by such shareholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. BWFG shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

(d)	If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration only with respect to that number of Stock Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

(e)	If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(i)	if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(ii)	if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

Section 2.08      Exchange of Certificates; Payment of the Consideration.

(a)	Until the six (6) month anniversary of the Effective Time, BWFG shall make available on a timely basis or cause to be made available to the Exchange Agent the following: (i) cash in an amount sufficient to allow the Exchange Agent to make all payments that may be required pursuant to this Article II, and (ii) certificates, or at BWFG’s option, evidence of shares in book entry form, representing the shares of BWFG Stock, sufficient to pay the aggregate Stock Consideration required pursuant to this Article II, each to be given to the holders of QBT Stock in exchange for Certificates pursuant to this Article II. Upon such six (6) month anniversary, any such cash or certificates remaining in the possession of the Exchange Agent, together with any earnings in respect thereof, shall be delivered to BWFG. Any holder of Certificates who has not theretofore exchanged his or her Certificates for the Merger Consideration pursuant to this Article II shall thereafter be entitled to look exclusively to BWFG, and only as a general creditor thereof, for the Merger Consideration to which he or she may be entitled upon exchange of such Certificates pursuant to this Article II. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of BWFG (and to the extent not in its possession shall be delivered to it), free and clear of all liens of any Person previously entitled to such property. Neither the Exchange Agent nor any of the parties hereto shall be liable to any holder of QBT Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. BWFG and the Exchange Agent shall be entitled to rely upon the stock transfer books of QBT to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto.

(b)	The Exchange Agent or BWFG shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Exchange Agent or BWFG such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made.

(c)	Promptly after the Effective Time, but in no event later than five (5) Business Days thereafter, BWFG shall cause the Exchange Agent to mail or deliver to each Person who was, immediately prior to the Effective Time, a holder of record of QBT Stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall promptly be provided in exchange therefor, but in no event later than ten (10) Business Days after due surrender, a check in the amount of the Cash Consideration to which such holder is entitled pursuant to this Article II, plus any amounts due pursuant to Section 2.05 above, as well as a certificate representing the Stock Consideration to which such holder is entitled pursuant to this Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Certificates.

(d)	If any cash payment is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the making of such payment of the Cash Consideration in a name other than that of the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable. If any certificate representing shares of BWFG Stock is to be issued in the name of other than the registered holder of the Certificate surrendered in exchange therefore, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of BWFG Stock in a name other than that of the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e)	No dividends or other distributions with a record date after the Effective Time with respect to BWFG Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the recordholder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of BWFG Stock.

(f)	If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by BWFG or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Bank or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Bank or the Exchange Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay or cause to be paid the Merger Consideration deliverable in respect of the shares of QBT Stock formerly represented by such Certificate pursuant to this Article II.

(g)	BWFG shall cause the aggregate Cash Consideration to be deposited with the Exchange Agent no later than the Closing Date.

Section 2.09      Reservation of Shares.  Effective upon the date of this Agreement, BWFG shall reserve for issuance a sufficient number of shares of BWFG Stock for the purpose of issuing shares of BWFG Stock to QBT shareholders in accordance with this Article II.

Section 2.10      Listing of Additional Shares.  Prior to the Effective Time, BWFG shall notify NASDAQ of the additional shares of BWFG Stock to be issued by BWFG in exchange for the shares of QBT Stock.

Section 2.11      Options.  QBT Disclosure Schedule 3.03(b) sets forth all of the outstanding stock options pursuant to which persons may acquire shares of QBT (“QBT Options”), as of the date hereof.

At the Effective Time, each option granted by QBT to purchase shares of QBT Common Stock under the QBT Stock Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “QBT Stock Option”) shall cease to represent a right to acquire shares of QBT Common Stock and shall be converted automatically into an option to purchase shares of BWFG Common Stock for a number of shares and at an exercise price determined as provided below, with such converted option to continue to be subject to the same terms and conditions as were applicable to the QBT Stock Option under the QBT Stock Plan and the applicable award agreement thereunder (but taking into account any acceleration of vesting thereof provided for in the QBT Stock Plan, or in the related award agreement, by reason of the consummation of the transactions contemplated hereby):

(a)	the number of shares of BWFG Common Stock to be subject to the new option shall be equal to the product of the number of shares of QBT Common Stock subject to the QBT Stock Option and the Exchange Ratio; provided, that any fractional shares of BWFG Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(b)	the exercise price per share of BWFG Common Stock under the new option shall be equal to the exercise price per share of QBT Common Stock subject to the QBT Stock Option divided by the Exchange Ratio subject to the QBT Stock Option; provided, that such exercise price shall be rounded up to the nearest whole cent.

For purposes of this Agreement, “QBT Stock Plan” mean the QBT 2010 Stock Plan.

Section 2.12      Warrants.  QBT Disclosure Schedule 3.03(b) sets forth all of the outstanding warrants issued by QBT (“QBT Warrants”) as of the date hereof.

At the Effective Time, each warrant granted by QBT to purchase shares of QBT Common Stock, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “QBT Warrant”) shall cease to represent a right to acquire shares of QBT Common Stock and shall be converted automatically into a warrant to purchase 0.56 shares of BWFG Common Stock for $17.86; provided, that any fractional shares of BWFG Common Stock resulting from such exercise shall rounded down to the nearest whole share.

Section 2.13      Adjustment to Stock/Cash Election.  The provisions of this Agreement assume that there will be no more than 510,169 shares of BWFG Stock issued as Stock Consideration at the Effective Time. If, between the date hereof and the Effective Time, QBT Options or QBT Warrants are exercised for QBT Stock, the Stock Election Shares shall not exceed 510,169 shares of BWFG Stock and the Cash Election Shares shall be increased accordingly. Nothing in this Section 2.13 shall be interpreted to permit an adjustment to the total Merger Consideration payable under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF QBT

Section 3.01      Making of Representations and Warranties.  Except as set forth in the QBT Disclosure Schedule, QBT hereby represents and warrants to BWFG that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.

Section 3.02     Organization, Standing and Authority of QBT.  QBT is a Connecticut chartered bank duly organized, validly existing and in good standing under the laws of the State of Connecticut. QBT’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by QBT when due. QBT is a member in good standing of the FHLB and owns the requisite amount of stock of the FHLB as set forth on QBT Disclosure Schedule 3.02. The Certificate of Incorporation and Bylaws of QBT, copies of which have been made available to BWFG, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 3.03      QBT Capital Stock.

(a)	The authorized capital stock of QBT consists solely of 3,000,000 shares of common stock, par value $.01 per share, of which 1,214,688 shares are outstanding as of the date hereof (“QBT Stock”). As of the date hereof, there are no shares of QBT Stock held in treasury by QBT. The outstanding shares of QBT Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except for (a) the QBT Options to acquire 109,000 shares of QBT Stock, and (b) the QBT Warrants exercisable for 122,500 shares of QBT Stock, QBT does not have any Rights issued or outstanding with respect to QBT Stock and QBT does not have any commitment to authorize, issue or sell any QBT Stock or Rights.

(b)	QBT Disclosure Schedule 3.03(b), contains a list setting forth, as of the date of this Agreement, all outstanding QBT Options, the exercise price per share with respect to each such QBT Option, a list of all option holders with respect to each QBT Stock Option including identification of any such optionees that are not current or former employees, directors or officers of QBT, the date of grant and date of expiration of each QBT Option, and any vesting schedule applicable to each unvested QBT Option. Upon issuance in accordance with the terms of the outstanding option agreements, the shares of QBT Stock issued pursuant to the QBT Options shall be issued in compliance with all applicable laws. QBT Disclosure Schedule 3.03(b) also contains a list of all QBT Warrants, including (i) the number of outstanding warrants, (ii) the exercise price of each warrant, and (iii) the names and addresses of the warrant holders.

Section 3.04      Subsidiaries.  QBT does not, directly or indirectly, own or control any Affiliate. Except as disclosed on QBT Disclosure Schedule 3.04, QBT does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by QBT has not been conducted through any other direct or indirect Subsidiary or Affiliate of QBT. No such equity investment identified in QBT Disclosure Schedule 3.04 is prohibited by the State of Connecticut, the CTDOB or the FDIC.

Section 3.05     Corporate Power; Minute Books.  QBT has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and QBT has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of QBT’s shareholders of this Agreement. QBT does not conduct any trust business. The minute books of QBT contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of QBT and the QBT Board (including committees of the QBT Board).

Section 3.06      Execution and Delivery.  Subject to the approval of this Agreement by the shareholders of QBT, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of QBT and the QBT Board on or prior to the date hereof. The QBT Board has directed that this Agreement be submitted to QBT’s shareholders for approval at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the requisite affirmative vote of the holders of two-thirds of the outstanding shares of QBT Stock entitled to vote thereon, no other vote of the shareholders of QBT is required by law, the Certificate of Incorporation of QBT, the Bylaws of QBT or otherwise to approve this Agreement and the transactions contemplated hereby. QBT has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by BWFG, this Agreement is a valid and legally binding obligation of QBT, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.07      Regulatory Approvals; No Defaults.

(a)	No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by QBT in connection with the execution, delivery or performance by QBT of this Agreement or to consummate the transactions contemplated hereby, except for (i) filings of applications or notices with, and consents, approvals or waivers by the CTDOB and FDIC, and (ii) the approval of this Agreement by the requisite affirmative vote of the holders of two-thirds of the outstanding shares of QBT Stock. As of the date hereof, QBT is not aware of any reason why the approvals set forth above and referred to in Section 6.01(a) will not be received in a timely manner.

(b)	Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by QBT, as applicable, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the Certificate of Incorporation or Bylaws (or similar governing documents) of QBT, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to QBT, or any of its properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of the properties or assets of QBT under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which QBT is a party, or by which it or any of its properties or assets may be bound or affected.

Section 3.08      Financial Statements.

(a)	QBT has previously made available to BWFG copies of the statements of condition of QBT as of December 31 for the fiscal years 2013 and 2012, and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal years 2013, 2012 and 2011, in each case other than the 2013 statements accompanied by the audit report of McGladrey & Pullen, LLP, the independent registered public accounting firm of QBT (the “QBT Financial Statements”). The QBT Financial Statements (including the related notes, where applicable) fairly present the results of the operations and financial position of QBT for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of QBT have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. McGladrey & Pullen, LLP has not resigned or been dismissed as independent public accountants of QBT as a result of or in connection with any disagreements with QBT on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. QBT will provide BWFG with audited 2013 QBT Financial Statements when available. The audited 2013 Financial Statements shall show an amount for total equity that is not less than total equity in the unaudited 2013 QBT Financial Statements by more than .1% (one-tenth of one percent); no materiality qualification shall apply to a breach of this representation.

(b)	QBT is not now, nor has it ever been, required to file with the Securities and Exchange Commission (the “SEC”) any periodic or other reports pursuant to Section 13 or Section 15(d) of the Exchange Act.

Section 3.09      Absence of Certain Changes or Events.

(a)	Since December 31, 2013, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on QBT.

(b)	Since December 31, 2013, QBT has carried on its business only in the ordinary and usual course of business consistent with its past practices (except for the incurrence of expenses in connection with this Agreement).

(c)	Except as set forth in QBT Disclosure Schedule 3.09, since December 31, 2013, QBT has not (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of December 31, 2013, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of QBT’s capital stock, (iii) effected or authorized any split, combination or reclassification of any of QBT’s capital stock or any issuance or issued any other securities in respect of, in lieu of or in substitution for shares of QBT’s capital stock, (iv) changed any accounting methods (or underlying assumptions), principles or practices of QBT affecting its assets, liabilities or business, including without limitation, any reserving, renewal or residual method, practice or policy, (v) made any tax election by QBT or any settlement or compromise of any income tax liability by QBT, (vi) made any material change in QBT’s policies and procedures in connection with underwriting standards, origination, purchase and sale procedures or hedging activities with respect to any Loans, (vii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (viii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (ix) had any union organizing activities or (x) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 3.10      Financial Controls and Procedures.  During the periods covered by the QBT Financial Statements, QBT has had in place internal controls over financial reporting which are designed and maintained to ensure that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of QBT’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of QBT or its accountants.

Section 3.11      Regulatory Matters.

(a)	QBT has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of QBT, and except as set forth in QBT Disclosure Schedule 3.11, no Governmental Authority has initiated any proceeding, or to the Knowledge of QBT, investigation into the business or operations of QBT. Other than as set forth in QBT Disclosure Schedule 3.11, there is no unresolved violation, matter requiring attention, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of QBT. QBT is “well-capitalized” as defined in applicable laws and regulations, and QBT has a Community Reinvestment Act of 1977, as amended (the “Community Reinvestment Act”), rating of “satisfactory” or better.

(b)	Other than as set forth in QBT Disclosure Schedule 3.11, neither QBT, nor any of its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter (each a “Regulatory Order”) from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it. QBT has not been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

Section 3.12      Legal Proceedings.

(a)	There are no pending or, to QBT’s Knowledge, threatened legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against QBT.

(b)	QBT is not a party to any, nor are there any pending or, to QBT’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against QBT in which, to the Knowledge of QBT, there is a demand for any material recovery against or other Material Adverse Effect on QBT or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c)	There is no injunction, order, judgment or decree imposed upon QBT, or the assets of QBT, and QBT has not been advised of, or is aware of, the threat of any such action.

Section 3.13      Compliance with Laws.

(a)	Other than as set forth in QBT Disclosure Schedule 3.13(a), QBT is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(b)	QBT has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to QBT’s Knowledge, no suspension or cancellation of any of them is threatened; and

(c)	Other than as set forth in QBT Disclosure Schedule 3.13(c), QBT has received no notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to QBT’s Knowledge, do any grounds for any of the foregoing exist).

Section 3.14      Material Contracts; Defaults.

(a)	Other than as set forth in QBT Disclosure Schedule 3.14, QBT is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment of any directors, officers, employees or consultants; (ii) which would entitle any present or former director, officer, employee or agent of QBT to indemnification from QBT; (iii) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment of more than $10,000 per annum; (iv) which relates to any new branch or business activity not in place or engaged in at the time of this Agreement; or (v) materially restricts the conduct of any business by QBT. QBT has previously delivered to BWFG true, complete and correct copies of each such document.

(b)	To its Knowledge, QBT is not in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by QBT is currently outstanding.

Section 3.15      Brokers.  Neither QBT nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that QBT has engaged, and will pay a fee or commission to, Sterne, Agee & Leach, Inc. A true, complete and correct copy of the engagement letter with Sterne, Agee & Leach, Inc. has been provided to BWFG.

Section 3.16      Employee Benefit Plans.

(a)	All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of QBT (the “QBT Employees”) and current or former directors of QBT including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “QBT Benefit Plans”), are identified in QBT Disclosure Schedule 3.16(a). True and complete copies of all QBT Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any QBT Benefit Plans and all amendments thereto, have been provided to BWFG.

(b)	All QBT Benefit Plans covering QBT Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each QBT Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “QBT Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and to the Knowledge of QBT, there are no circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such QBT Pension Plan under Section 401(a) of the Code. There is no pending or, to QBT’s Knowledge, threatened litigation relating to the QBT Benefit Plans. QBT has not engaged in a transaction with respect to any QBT Benefit Plan or QBT Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject QBT to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c)	No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by QBT with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with QBT under Section 4001 of ERISA or Section 414 of the Code (a “QBT ERISA Affiliate”). QBT has not incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of a QBT ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any QBT Pension Plan or by any QBT ERISA Affiliate within the 12 month period ending on the date hereof or will be required to be filed in connection with the Transactions contemplated by this Agreement.

(d)	All contributions required to be made under the terms of any QBT Benefit Plan have been timely made or have been reflected on the financial statements of QBT. No QBT Pension Plan or single-employer plan of a QBT ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no QBT ERISA Affiliate has an outstanding funding waiver. QBT has not provided, and is not required to provide, security to any QBT Pension Plan or to any single-employer plan of a QBT ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(e)	QBT has no obligations for retiree health and life benefits under any QBT Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. QBT may amend or terminate any such QBT Benefit Plan at any time without incurring any liability thereunder.

(f)	Other than as set forth in QBT Disclosure Schedule 3.16(f), the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any QBT Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the QBT Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the QBT Benefit Plans, (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of QBT, or after the consummation of the transactions contemplated herby, BWFG or Surviving Bank, to merge amend, or terminate any of the QBT Benefit Plans, or (vi) result in payments that would not be deductible under Section 162(m) of the Code. QBT Disclosure Schedule 3.16(f) contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of QBT who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any QBT Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other related fees or expenses together with such detail as is needed to ensure that no such payment or benefit would result in a parachute payment to a disqualified individual within the meaning of Section 280G of the Code.

(g)	Each QBT Benefit Plan that is a deferred compensation plan and any deferral elections thereunder are in substantial compliance with Section 409A of the Code, to the extent applicable.

(h)	Each QBT Option (i) was granted in compliance with all applicable laws and all of the terms and conditions of the applicable plan pursuant to which it was issued, (ii) has an exercise price per share equal to or greater than the fair market value of a share of QBT Stock on the date of such grant, (iii) has a grant date identical to the date on which the QBT Board or the QBT’s compensation committee actually awarded it, (iv) is exempt from Section 409A of the Code, and (v) qualifies for the tax and accounting treatment afforded to such award in the QBT Tax Returns and the QBT Financial Statements, respectively.

Section 3.17      Labor Matters.  QBT is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is QBT the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel QBT to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to QBT’s Knowledge, threatened, nor is QBT aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.18      Environmental Matters.

(a)	QBT and its owned or leased real properties are in material compliance with all Environmental Laws. QBT is not aware of, nor has QBT received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of QBT with all Environmental Laws.

(b)	QBT has obtained all material permits, licenses and authorizations that are required under all Environmental Laws.

(c)	No Hazardous Substances exist within any of the owned or leased real properties, nor to QBT’s Knowledge have any Hazardous Substance previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties. The use that QBT makes and intends to make of the owned real properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of those properties.

(d)	There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending or to QBT’s Knowledge threatened against QBT relating in any way to any Environmental Law. QBT has no liability for remedial action under any Environmental Law. QBT has not received any request for information by any governmental authority with respect to the condition, use or operation of any of the owned real properties or QBT Loan Property nor has QBT received any notice of any kind from any governmental authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law with respect to any of the owned or leased real properties or QBT Loan Property

Section 3.19      Tax Matters.

(a)	QBT has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by QBT (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of QBT and which QBT is contesting in good faith. QBT is not the beneficiary of any extension of time within which to file any Tax Return, and other than as set forth on QBT Disclosure Schedule 3.19, neither QBT nor any its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where QBT does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of QBT.

(b)	QBT has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c)	No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of QBT are pending with respect to QBT. QBT has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where QBT has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against QBT.

(d)	QBT has provided BWFG with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to QBT for taxable periods ended December 31, 2012, 2011 and 2010. QBT has delivered to BWFG correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by QBT filed for the years ended December 31, 2012, 2011 and 2010. QBT has timely and properly taken such actions in response to and in compliance with notices QBT has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(e)	QBT has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)	QBT has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). QBT has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. QBT is not a party to or bound by any Tax allocation or sharing agreement. QBT (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return, and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than QBT) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g)	The unpaid Taxes of QBT (i) did not, as of the end of the most recent period covered by QBT’s call reports filed on or prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in QBT’s call reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of QBT in filing its Tax Returns. Since the end of the most recent period covered by QBT’s call reports filed prior to the date hereof, QBT has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h)	QBT shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i)	QBT has not distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j)	QBT has not participated in a listed transaction within the meaning of Reg. Section 1.6011-4 (or any predecessor provision) and QBT has not been notified of, or to QBT’s Knowledge has participated in, a transaction that is described as a “reportable transaction” within the meaning of Reg. Section 1.6011-4(b)(1).

Section 3.20      Investment Securities.  QBT Disclosure Schedule 3.20 sets forth the book and market value as of December 31, 2013 of the investment securities, mortgage backed securities and securities held for sale of QBT, as well as, with respect to such securities, descriptions thereof, CUSIP numbers, book values, fair values and coupon rates.

Section 3.21      Derivative Transactions.

(a)	All Derivative Transactions entered into by QBT or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by QBT, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. QBT has duly performed all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of QBT, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b)	Except as set forth in QBT Disclosure Schedule 3.21, no Derivative Transactions, were it to be a Loan held by QBT, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. The financial position of QBT under or with respect to each such Derivative Transactions has been reflected in the books and records of QBT in accordance with GAAP consistently applied, and no open exposure of QBT with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists.

Section 3.22      Loans; Nonperforming and Classified Assets.

(a)	Except as set forth in QBT Disclosure Schedule 3.22(a), as of the date hereof, QBT is not a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of December 31, 2013, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of QBT, or to the Knowledge of QBT, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. QBT Disclosure Schedule 3.22(a) identifies (x) each Loan that as of December 31, 2013 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by QBT or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of QBT that as of December 31, 2013 was classified as other real estate owned (“OREO”) and the book value thereof.

(b)	Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens which have been perfected and (iii) to the Knowledge of QBT, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)	The loan documents with respect to each Loan were in compliance with applicable laws and regulations and QBT’s lending policies at the time of origination of such Loans and are complete and correct.

(d)	Except as set forth in QBT Disclosure Schedule 3.22(d), QBT is not a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates QBT to repurchase from any such Person any Loan or other asset of QBT.

Section 3.23      Tangible Properties and Assets.

(a)	QBT Disclosure Schedule 3.23(a) sets forth a true, correct and complete list of all real property owned by QBT. Except as set forth in QBT Disclosure Schedule 3.23(a), and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, QBT has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any lien, except for (i) statutory liens for amounts not yet delinquent and (ii) liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset.

(b)	QBT Disclosure Schedule 3.23(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which QBT uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and, as of the date hereof, QBT has not received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by QBT of, or material default by QBT in, the performance of any covenant, agreement or condition contained in any Lease, and to QBT’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Except as set forth on QBT Disclosure Schedule 3.23(b), there is no pending or, to QBT’s Knowledge, threatened proceeding, action or governmental or regulatory investigation of any nature by any Governmental Authority with respect to the real property that QBT uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. QBT has paid all rents and other charges to the extent due under the Leases.

Section 3.24      Intellectual Property.  QBT Disclosure Schedule 3.24 sets forth a true, complete and correct list of all QBT Intellectual Property. QBT owns or has a valid license to use all QBT Intellectual Property, free and clear of all liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). QBT Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of QBT as currently conducted. QBT Intellectual Property owned by QBT, and to the Knowledge of QBT, all other QBT Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and QBT has not received notice challenging the validity or enforceability of QBT Intellectual Property. To the Knowledge of QBT, the conduct of the business of QBT does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. The consummation of the Transactions will not result in the loss or impairment of the right of QBT to own or use any of the QBT Intellectual Property.

Section 3.25      Fiduciary Accounts.  QBT has properly administered all accounts for which it is or was a fiduciary, including but not limited to accounts for which it serves or served as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither QBT nor any of its directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 3.26      Insurance.

(a)	QBT Disclosure Schedule 3.26(a) identifies all of the material insurance policies, binders, or bonds currently maintained by QBT, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $25,000. QBT is insured with reputable insurers against such risks and in such amounts as the management of QBT reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, QBT is not in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(b)	QBT Disclosure Schedule 3.26(b) sets forth a true, correct and complete description of all QBT key person life insurance as of the end of the month prior to the date hereof. The value of such insurance as of the date hereof is fairly and accurately reflected in the QBT Financial Statements in accordance with GAAP.

Section 3.27      Antitakeover Provisions.  No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.28      Fairness Opinion.  The QBT Board has received the written opinion of Sterne, Agee & Leach, Inc. to the effect that as of the date hereof the Merger Consideration is fair to the holders of QBT Stock from a financial point of view.

Section 3.29      Proxy Statement/Prospectus.  As of the date of the Proxy Statement/Prospectus and the dates of the meeting of the shareholders of QBT to which such Proxy Statement/Prospectus relates, the Proxy Statement/Prospectus, as it relates to QBT, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to BWFG included in the Proxy Statement/Prospectus.

Section 3.30      Disclosure.  The representations and warranties contained in this Article III, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BWFG

Section 4.01      Making of Representations and Warranties.  Except as set forth in the BWFG Disclosure Schedule, BWFG hereby represents and warrants to QBT that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.

Section 4.02     Organization, Standing and Authority of BWFG.  BWFG is a Connecticut corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. BWFG has full corporate power and authority to carry on its business as now conducted. BWFG is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The Certificate of Incorporation and Bylaws of BWFG, copies of which have been made available to QBT, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 4.03     Organization, Standing and Authority of Bank.  Bank is a Connecticut chartered bank duly organized, validly existing and in good standing under the laws of the State of Connecticut. Bank’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Bank when due. Bank is a member in good standing of each of the FHLB and owns the requisite amount of stock of FHLB as set forth on BWFG Disclosure Schedule 4.03. The Certificate of Incorporation and Bylaws of Bank, copies of which have been made available to QBT, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 4.04      BWFG Capital Stock.  The authorized capital stock of BWFG consists of 10,000,000 shares of BWFG Stock, of which 3,876,393 shares are outstanding as of the date hereof, and 100,000 shares of preferred stock, of which 10,980 shares are outstanding. The outstanding shares of BWFG Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except for (a) the BWFG Option Plans pursuant to which there are outstanding options to acquire 208,568 shares of BWFG Stock, (b) BWFG Warrants pursuant to which there are outstanding warrants to acquire 304,640 shares of BWFG Stock; and (c) the BWFG Stock to be issued pursuant to this Agreement, BWFG does not have any Rights issued or outstanding with respect to BWFG Stock and BWFG does not have any commitments to authorize, issue or sell any BWFG Stock or Rights.

Section 4.05      Subsidiaries.  Except as set forth on BWFG Disclosure Schedule 4.05, BWFG does not, directly or indirectly, own or control any Affiliate. Except as disclosed on BWFG Disclosure Schedule 4.05, BWFG does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by BWFG has not been conducted through any other direct or indirect Subsidiary or Affiliate of BWFG. No such equity investment identified in BWFG Disclosure Schedule 4.05 is prohibited by the State of Connecticut, the FRB, the CTDOB or the FDIC.

Section 4.06      Corporate Power; Minute Books.  Each of BWFG and Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of BWFG and Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities. The minute books of BWFG contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of BWFG and the BWFG Board (including committees of the BWFG Board).

Section 4.07      Execution and Delivery.  This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of BWFG and the BWFG Board on or prior to the date hereof. BWFG has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Bank, this Agreement is a valid and legally binding obligation of BWFG, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.08      Regulatory Approvals; No Defaults.

(a)	No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by BWFG or any of its Subsidiaries in connection with the execution, delivery or performance by BWFG or Bank of this Agreement, or to consummate the transactions contemplated hereby, except for filings of applications or notices with, and consents, approvals or waivers by, the FRB, the FDIC and the CTDOB, as may be required. As of the date hereof, BWFG is not aware of any reason why the approvals set forth above will not be received in a timely manner.

(b)	Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by BWFG, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the charter or bylaws (or similar governing documents) of BWFG or any of its Subsidiaries, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BWFG or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of the respective properties or assets of BWFG or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which

BWFG or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

Section 4.09     Financial Statements.  BWFG has previously made available to QBT copies of the consolidated statements of condition of BWFG and its Subsidiaries as of December 31 for the fiscal years 2013 and 2012, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years 2013, 2012 and 2011, in each case accompanied by the audit report of Whittlesey & Hadley, P.C., the independent registered public accounting firm of BWFG (the “BWFG Financial Statements”). The BWFG Financial Statements (including the related notes, where applicable) fairly present the results of the consolidated operations and consolidated financial position of BWFG and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of BWFG and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Whittlesey & Hadley, P.C. has not resigned or been dismissed as independent public accountants of BWFG as a result of or in connection with any disagreements with BWFG on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 4.10      Absence of Certain Changes or Events.  Except as disclosed on BWFG Disclosure Schedule 4.10, since December 31, 2013, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on BWFG.

Section 4.11      Financial Controls and Procedures.  During the periods covered by the BWFG Financial Statements, BWFG has had in place internal controls over financial reporting which are designed and maintained to ensure that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of BWFG’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of BWFG or its accountants.

Section 4.12      Regulatory Matters.

(a)	BWFG has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2011 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of BWFG, no Governmental Authority has initiated any proceeding, or to the Knowledge of BWFG, investigation into the business or operations of BWFG, since December 31, 2011. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of Bank. Bank is “well-capitalized” as defined in applicable laws and regulations, and Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(b)	Neither BWFG, nor any of its properties is a party to or is subject to any Regulatory Order from any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it. BWFG has not been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

Section 4.13      Legal Proceedings.

(a)	Other than as set forth in BWFG Disclosure Schedule 4.13, there are no pending or, to BWFG’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against BWFG.

(b)	BWFG is not a party to any, nor are there any pending or, to BWFG’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against BWFG in which, to the Knowledge of BWFG, there is a reasonable probability of any material recovery against or other Material Adverse Effect on BWFG or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c)	There is no injunction, order, judgment or decree imposed upon BWFG, or the assets of BWFG, and BWFG has not been advised of, or is aware of, the threat of any such action.

Section 4.14      Compliance With Laws.

(a)	BWFG is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(b)	BWFG has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to BWFG’s Knowledge, no suspension or cancellation of any of them is threatened; and

(c)	BWFG has received, since December 31, 2011, no notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, or (ii) threatening to v

Section 4.15      Brokers.  Neither BWFG nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that BWFG has engaged, and will pay a fee or commission to, Sandler O’Neill & Partners, LP. A true, complete and correct copy of the engagement letter with Sandler O’Neill & Partners, LP has been previously delivered to QBT.

Section 4.16      Employee Benefit Plans.

(a)	All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of BWFG and its Subsidiaries and current or former directors of BWFG and its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “BWFG Benefit Plans”), are identified in BWFG Disclosure Schedule 4.16.

(b)	To the Knowledge of BWFG, each BWFG Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each BWFG Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and BWFG is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of BWFG, threatened action, suit or claim relating to any of the BWFG Benefit Plans (other than routine claims for benefits). Neither BWFG nor any of its Subsidiaries have engaged in a transaction, or omitted to take any action, with respect to any BWFG Benefit Plan that would reasonably be expected to subject BWFG or any Subsidiary to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(c)	No liability to any Governmental Entity, other than PBGC premiums arising in the ordinary course of business, has been or is expected by BWFG or any Subsidiary with respect to any BWFG Benefit Plan which is subject to Title IV of ERISA (“BWFG Defined Benefit Plan”) currently or formerly maintained by BWFG or any entity which is considered one employer with BWFG under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “BWFG ERISA Affiliate”). Neither BWFG nor any BWFG ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any BWFG Pension Plan or by any BWFG ERISA Affiliate within the 12 month period ending on the date hereof or will be required to be filed in connection with the Transactions contemplated by this Agreement.

(d)	All material contributions required to be made under the terms of any BWFG Benefit Plan have been made, and all anticipated contributions and funding obligations are accrued on BWFG’s consolidated financial statements to the extent required by GAAP. BWFG and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable BWFG Benefit Plan for financial reporting purposes as required by GAAP.

Section 4.17      Tax Matters.

(a)	BWFG has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by BWFG (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of BWFG and which BWFG is contesting in good faith. BWFG is not the beneficiary of any extension of time within which to file any Tax Return, and neither BWFG nor any of its subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where BWFG does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of BWFG.

(b)	BWFG has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c)	No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of BWFG are pending with respect to BWFG. BWFG has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where BWFG has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against BWFG.

Section 4.18      Financial Ability.  On the Effective Date, BWFG will have all funds necessary to consummate the Merger and pay the aggregate Merger Consideration to holders of QBT Stock pursuant to Article II hereof and will remain a “well-capitalized” institution as defined by the FDIC

Section 4.19      BWFG Stock.  The shares of BWFG Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights except as described on Schedule 4.19.

Section 4.20      Disclosure.  The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V

COVENANTS

Section 5.01      Covenants of QBT.  During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of BWFG, QBT shall carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. QBT will use its reasonable best efforts to (i) preserve its business organization intact, (ii) keep available to itself and BWFG the present services of the current officers and employees of QBT and (iii) preserve for itself and BWFG the goodwill of the customers of QBT and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the QBT Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by BWFG, whose consent shall not be unreasonably withheld, QBT shall not:

(a)	Capital Stock. Other than pursuant to stock options or warrants outstanding as of the date hereof and listed in the QBT Disclosure Schedules, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation or reservation of, any additional shares of capital stock or any Rights, (ii) permit any additional shares of capital stock to become subject to grants of employee or director stock options, warrants or other Rights, or (iii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any QBT Stock, or obligate itself to purchase, retire or redeem, any of its shares of QBT Stock.

(b)	Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of QBT Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

(c)	Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of QBT or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except (i) for normal increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall be more than three percent (3%) of annual base salary with respect to any individual officer, director or employee, and (ii) QBT shall be permitted to make cash contributions to the QBT 401(k) Plan in the ordinary course of business consistent with past practice.

(d)	Hiring. Hire any person as an employee of QBT or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on QBT Disclosure Schedule 5.01(d) and (ii) persons hired to fill any vacancies arising after the date hereof at an annual salary of less than $50,000 and whose employment is terminable at the will of QBT, as applicable.

(e)	Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law or the terms of this Agreement, subject to the provision of prior written notice and consultation with respect thereto to BWFG, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on QBT Disclosure Schedule 5.01(e)), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of QBT.

(f)	Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

(g)	Dispositions. Other than as set forth in QBT Disclosure Schedule 5.01(g), sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to QBT taken as a whole.

(h)	Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i)	Capital Expenditures. Other than as set forth on QBT Disclosure Schedule 5.01(i), make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $10,000 individually or $25,000 in the aggregate.

(j)	Governing Documents. Amend QBT’s Certificate of Incorporation or Bylaws.

(k)	Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP.

(l)	Contracts. Except in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Agreement, enter into, amend, modify or terminate any Material Contract, Lease or Insurance Policy.

(m)	Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which QBT is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by QBT of an amount which exceeds $10,000 and/or would impose any material restriction on the business of QBT.

(n)	Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(o)	Derivatives Transactions. Enter into any Derivatives Transactions, except in the ordinary course of business consistent with past practice.

(p)	Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, borrowings from the FHLB and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(q)	Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not permissible for a Connecticut state-chartered bank or (ii) any debt security, including mortgage-backed and mortgage related securities, other than U.S.

government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice; or restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes.

(r)	Loans. Except to satisfy contractual obligations existing as of the date hereof and set forth on QBT Disclosure Schedule 5.01(r), make, renegotiate, renew, increase, extend, modify or purchase any Loan, other than in accordance with QBT’s loan policies and procedures in effect as of the date hereof; provided, however, that the prior notification and approval of BWFG is required for any new origination in excess of $350,000. For purposes of this Section 5.01(r), consent shall be deemed given unless BWFG objects within 48 hours of written notification.

(s)	Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(t)	Taxes. Make or change any Tax election, file any amended Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.

(u)	Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by QBT under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound.

(v)	Environmental Assessments. Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance in amounts which, if such foreclosure were to occur, would be material.

(w)	Insurance. Cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount and insurer) to that now in effect.

(x)	Liens. Discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices.

(y)	Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

(z)	Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.02      Covenants of BWFG.  From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of QBT, BWFG will not, and will cause each of its Subsidiaries not to:

(a)	Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied, (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation, (iv) adversely affect BWFG’s ability to obtain regulatory approvals in a timely manner; or (v) adversely affect its ability to perform its covenants and agreements under this Agreement

(b)	Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.03      Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, and otherwise to enable consummation of the Transactions, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other parties hereto to that end.

Section 5.04      QBT Shareholder Approval.  QBT agrees to take, in accordance with applicable law, the Certificate of Incorporation of QBT and the Bylaws of QBT, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by QBT’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “QBT Meeting”) and, subject to Section 5.07, shall take all lawful action to solicit such approval by such shareholders. QBT agrees to use its best efforts to convene the QBT Meeting within thirty-five (35) days after the initial mailing of the Proxy Statement/Prospectus to shareholders of QBT, and in any event shall convene the QBT Meeting within forty-five (45) days after such mailing. Except with the prior approval of BWFG, no other matters unrelated to this Agreement shall be submitted for the approval of QBT shareholders at the QBT Meeting. The QBT Board shall at all times prior to and during the QBT Meeting recommend adoption of this Agreement by the shareholders of QBT and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to BWFG or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 5.11 (a “Change in Recommendation”). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the shareholders of QBT for their approval at the QBT Meeting and nothing contained herein shall be deemed to relieve QBT of such obligation.

Section 5.05      Merger Registration Statement; Proxy Statement/Prospectus.  For the purposes of (x) registering BWFG Stock to be offered to holders of QBT Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (y) holding the QBT Meeting, BWFG shall draft and prepare, and QBT shall cooperate in the preparation of, a registration statement on Form S-4 for the registration of the shares to be issued by BWFG in the Merger (the “Merger Registration Statement”), including the Proxy Statement/Prospectus. BWFG shall provide QBT and its counsel with appropriate opportunity to review and comment on the Merger Registration Statement and Proxy Statement/Prospectus prior to the time they are initially filed with the SEC or any amendments are filed with the SEC. BWFG shall file the Merger Registration Statement with the SEC. Each of BWFG and QBT shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and QBT shall thereafter promptly mail the Proxy Statement/Prospectus to its shareholders. BWFG shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and QBT shall furnish to BWFG all information concerning QBT and the holders of QBT Stock as may be reasonably requested in connection with such action.

Section 5.06      Cooperation and Information Sharing.  QBT shall provide BWFG with any information concerning QBT that BWFG may reasonably request in connection with the drafting and preparation of the Merger Registration Statement and Proxy Statement/Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Merger Registration Statement or Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to QBT promptly copies of all correspondence between it or any of its representatives and the SEC. BWFG shall provide QBT and its counsel with appropriate opportunity to review and comment on all amendments and supplements to the Merger Registration Statement and Proxy Statement/Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of BWFG and QBT agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC. QBT agrees to cause the Proxy Statement/Prospectus and all required amendments and supplements thereto to be mailed to the holders of QBT Stock entitled to vote at the QBT Meeting at the earliest practicable time.

Section 5.07      Supplements or Amendment.  QBT and BWFG shall promptly notify the other party if at any time it becomes aware that the Proxy Statement/Prospectus or the Merger Registration Statement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, QBT shall cooperate with BWFG in the preparation of a supplement or amendment to such Proxy Statement/Prospectus which corrects such misstatement or omission, and BWFG shall file an amended Merger Registration Statement with the SEC, and each of BWFG and QBT shall mail an amended Proxy Statement/Prospectus to their respective shareholders.

Section 5.08      Regulatory Approvals.  Each of QBT and BWFG will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. QBT and BWFG will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement/Prospectus and any application, petition or any other statement or application made by or on behalf of BWFG, QBT, or QBT to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, BWFG and QBT shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

Section 5.09      Press Releases.  QBT and BWFG shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law. QBT and BWFG shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to this Agreement as reasonably requested by the other party.

Section 5.10      Access; Information.

(a)	QBT agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford BWFG and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of QBT and to such other information relating to QBT as BWFG may reasonably request and, during such period, it shall furnish promptly to BWFG all information concerning the business, properties and personnel of QBT as BWFG may reasonably request.

(b)	All information furnished to BWFG by QBT pursuant to Section 5.10(a) shall be subject to, and BWFG shall hold all such information in confidence in accordance with, the provisions of the Mutual Agreement of Confidentiality, dated as of _______, 2013, by and between QBT and BWFG (the “Confidentiality Agreement”).

(c)	No investigation by BWFG of the business and affairs of QBT shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the obligations of BWFG to consummate the transactions contemplated by this Agreement.

Section 5.11      No Solicitation by QBT.

(a)	From the date of this Agreement through the Effective Time, QBT shall not, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) enter into any agreement with respect to an Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal or (iv) make or authorize any statement or recommendation in support of any Acquisition Proposal, unless, and only to the extent that, (x) the QBT Board reasonably determines in good faith, after consultation with its outside legal counsel, that such action would be required in order for directors of QBT to comply with their respective fiduciary duties under applicable law in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 5.11(a) that the QBT Board believes in good faith is a Superior Proposal; provided, however, that no Acquisition Proposal shall be considered a Superior Proposal unless, during the three (3) day period following BWFG’s notification of the Superior Proposal, QBT and its advisors shall have negotiated in good faith with BWFG to make adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, and such negotiations fail to result in the necessary adjustments to this Agreement; and (y) QBT provides notice to BWFG of its decision to take such action in accordance with the requirements of Section 5.11(b), QBT may (1) furnish information with respect to QBT to any Person making such an Acquisition Proposal pursuant to a customary confidentiality agreement (as determined by QBT after consultation with its outside legal counsel) on terms substantially similar to, and no less favorable to BWFG than, the terms contained in any such agreement between QBT and BWFG, (2) participate in discussions or negotiations regarding such an Acquisition Proposal and (3) authorize any statement or recommendation in support of such an Acquisition Proposal and withhold, withdraw, amend or modify the recommendation referred to in Section 5.04.

(b)	QBT shall notify BWFG promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to QBT or for access to the properties, books or records of QBT by any Person that informs the QBT Board or a member of the senior management of QBT that it is making, or has made, an Acquisition Proposal. Such notice to BWFG shall be made orally and in writing, and shall indicate the material terms of any such Acquisition Proposal and any modification or amendment to such Acquisition Proposal. QBT shall keep BWFG fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request. QBT also shall promptly, and in any event within twenty-four (24) hours, notify BWFG, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 5.11(a).

(c)	QBT shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than BWFG) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than BWFG who have been furnished confidential information regarding QBT in connection with the solicitation of or discussions regarding an Acquisition Proposal within the twelve (12) months prior to the date hereof promptly to return or destroy such information. QBT agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which QBT is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal.

(d)	QBT shall ensure that the directors, officers, employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of QBT are aware of the restrictions described in this Section 5.11 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 5.11 by any director, officer, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of QBT, at the direction or with the consent of QBT, shall be deemed to be a breach of this Section 5.11 by QBT.

Section 5.12     Certain Policies.  Prior to the Effective Date, QBT shall, consistent with GAAP and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of BWFG; provided, however, that QBT shall not be obligated to take any action pursuant to this Section 5.12 unless and until BWFG acknowledges, and QBT is satisfied, that all conditions to QBT’s obligation to consummate the Merger have been satisfied and that BWFG shall consummate the Merger in accordance with the terms of this Agreement, and further provided that in any event, no accrual or reserve made by QBT pursuant to this Section 5.12 or the consequences resulting therefrom shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of QBT or its management with any such adjustments.

Section 5.13      Indemnification.

(a)	From and after the Effective Time, BWFG (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of QBT, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of QBT or is or was serving at the request of QBT as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of QBT, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the Transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the Bylaws of BWFG as in effect on the date hereof (subject to change as required by law). BWFG’s obligations under this Section 5.13(a) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b)	Any Indemnified Party wishing to claim indemnification under this Section 5.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party except to the extent that such failure does actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnified Parties), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by an applicable federal or state banking agency or a court of competent jurisdiction.

(c)	Prior to the Effective Time, BWFG shall use its reasonable best efforts to cause the persons serving as directors and officers of QBT immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by QBT (provided that BWFG may substitute therefor policies which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to QBT’s existing coverage limits) for a six-year period following the Effective Time with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such, provided that in no event shall BWFG be required to expend in any one year more than an amount equal to 175% of the current annual amount expended by QBT to maintain such insurance (the “Insurance Amount”), and further provided that if BWFG is unable to maintain or obtain the insurance called for by this Section 5.13(c) as a result of the preceding provision, BWFG shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

(d)	If BWFG or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of BWFG shall assume the obligations set forth in this Section 5.13.

Section 5.14      Employees; Benefit Plans.

(a)	Following the Closing Date, BWFG may choose not to maintain any or all of the QBT Benefit Plans in its sole discretion and QBT shall cooperate with BWFG in order to effect any plan terminations to be made as of the Effective Time. However, for any QBT Benefit Plan terminated for which there is a comparable BWFG Benefit Plan of general applicability, BWFG shall take all reasonable action so that employees of QBT shall be entitled to participate in such BWFG Benefit Plan to the same extent as similarly-situated employees of BWFG (it being understood that inclusion of the employees of QBT in the BWFG Benefit Plans may occur at different times with respect to different plans, including after the Effective Time). BWFG shall cause each BWFG Benefit Plan in which employees of QBT are eligible to participate to take into account for purposes of eligibility and vesting under the BWFG Benefit Plans but not for purposes of benefit accrual the service of such employees with QBT to the same extent as such service was credited for such purpose by QBT; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of BWFG to amend or terminate any of the QBT Benefit Plans or BWFG Benefit Plans in accordance with their terms at any time; provided, however, that BWFG shall continue to maintain the QBT Benefit Plans (other than stock-based or incentive plans) for which there is a comparable BWFG Benefit Plan until the QBT Employees are permitted to participate in the BWFG Benefit Plans, unless such BWFG Benefit Plan has been frozen or terminated with respect to similarly situated employees of BWFG or any Subsidiary of BWFG.

(b)	BWFG shall assume and honor, for 2014, the vacation policies of QBT, as disclosed on QBT Disclosure Schedule 3.16,

(c)	If employees of QBT become eligible to participate in a medical, dental or health plan of BWFG in accordance with BWFG plan documents, upon termination of such plan of QBT, BWFG shall make all commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of BWFG, and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous QBT Benefit Plan prior to the Effective Time.

(d)	BWFG agrees to cause BWFG or QBT to provide severance pay, as set forth below, to any full-time, current employee of QBT (excluding any employee of QBT who is a party to an employment agreement, change-in-control agreement or any other agreement that provides for severance payments) whose employment is terminated by QBT prior to the Effective Time at the request of BWFG or by BWFG or a subsidiary of BWFG within six (6) months beyond the Effective Time because such employee's position is eliminated or such employee is not offered or retained in comparable employment (i.e., a position with no reduction in base pay, or scheduled hours, and where the employee is not required to commute more than 35 miles farther than the employee's present commute), excluding any employee who has accepted an offer from BWFG of noncomparable employment and also excluding any employee whose employment is terminated for “cause” (as defined below). The severance pay to be provided by QBT or BWFG under this provision shall equal two weeks “base pay” (as defined below) for each full year of service (including service with QBT and BWFG and any subsidiary of each), with a minimum of four (4) weeks and a maximum of fourteen (14) weeks of base pay. For purposes of this provision, the term “base pay” means (A) with respect to a salaried employee, the employee's annual base salary prior to any pre-tax deductions, but shall not include bonus payments, and (B) with respect to an hourly employee, the employee's total scheduled hours (prorated, as appropriate) prior to any pre-tax deductions for the twelve (12) full calendar months preceding the month in which the Effective Time occurs, including base salary and overtime pay, but excluding bonus payments. Also, for purposes of this provision, the term “cause” means termination because of neglect of or refusal to perform, other than as a result of sickness, accident or similar cause beyond an employee's reasonable control, any duty or responsibility as an employee of QBT or BWFG or any subsidiary; dishonesty with respect to QBT or BWFG or the commission of any crime (other than minor traffic violations); or any material misconduct or material neglect of duties by the employee in connection with the business or affairs of QBT or BWFG. The foregoing definition of “cause” is in no way intended to limit or qualify the right of QBT or BWFG to terminate any person's employment for any reason. Employees receiving severance payments will be required to execute appropriate release documents.

(e)	Concurrently with the execution of this Agreement, QBT shall obtain from each of the individuals named in QBT Disclosure Schedule 5.14(e) an agreement (a “Settlement Agreement”) to accept in full settlement of his or her rights under the specified programs the amounts and benefits determined under his or her Settlement Agreement (the aggregate amount of such payment to be specified in QBT Disclosure Schedule 5.14(e)) and pay such amounts to such individuals who are employed at the Effective Time pursuant to the terms of the Settlement Agreement. As to, and only as to, each individual who enters into a Settlement Agreement, BWFG acknowledges and agrees that (i) the Merger constitutes a “change of control” or “change in control” for all purposes pursuant to such employment agreements. Any officer or employee of QBT who is a party to a Settlement Agreement shall be entitled to receive the benefits payable or to be otherwise provided pursuant to the terms of such Settlement Agreement, and BWFG agrees to provide the non-cash benefits, if any, pursuant to the terms of the Settlement Agreement.

(f)	BWFG and QBT shall discuss the advisability of a retention pool in an amount to be determined for certain employees of QBT to be designated by BWFG in consultation with QBT. Such designated employees, if any will enter into retention agreement to be agreed upon by BWFG and QBT.

Section 5.15      Notification of Certain Changes.  BWFG and QBT shall promptly advise the other party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Article III and Article IV in order to determine the fulfillment of the conditions set forth in Sections 6.02(a) or 6.03(a) hereof, as the case may be, or the compliance by QBT or BWFG, as the case may be, with the respective covenants and agreements of such parties contained herein.

Section 5.16      Current Information.  During the period from the date of this Agreement to the Effective Time, QBT will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of BWFG and to report the general status of the ongoing operations of QBT. Without limiting the foregoing, QBT agrees to provide BWFG (i) a copy of each report filed by QBT with a Governmental Authority within one (1) Business Day following the filing thereof and (ii) monthly updates of the information required to be set forth in QBT Disclosures Schedule 3.14 and 3.22.  QBT shall permit BWFG representatives access to QBT books and records as appropriate to support the information provided in the reports and monthly updates.

Section 5.17      Board Packages.  QBT shall distribute a copy of the QBT Board package, including the agenda and any draft minutes, to BWFG at the same time and in the same manner in which it distributes a copy of such packages to the QBT Board; provided, however, that QBT shall not be required to copy BWFG on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of QBT or any other matter that the QBT Board has been advised of by counsel that such distribution to BWFG may violate a confidentiality obligation or fiduciary duty or any law or regulation.

Section 5.18     Transition; Informational Systems Conversion.  From and after the date hereof, BWFG and QBT shall use their reasonable best efforts to facilitate the integration of QBT with the business of BWFG following consummation of the Transactions, and shall meet on a regular basis to discuss and plan for the conversion of QBT’s data processing and related electronic informational systems (the “Informational Systems Conversion”) to those used by BWFG and its Subsidiaries, which planning shall include, but not be limited to: (a) discussion of QBT’s third-party service provider arrangements; (b) non-renewal of personal property leases and software licenses used by QBT in connection with its systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. QBT shall take all action which is necessary and appropriate to facilitate the Informational Systems Conversion; provided, however, that BWFG shall indemnify QBT for requested expenses or charges that QBT may incur as a result of taking, at the written request of BWFG, any action to facilitate the Informational Systems Conversion. If this Agreement is terminated by BWFG and/or QBT in accordance with Section 7.01(a), 7.01(b), 7.01(c) or 7.01(f), or by QBT only in accordance with Section 7.01(d) or 7.01(e), BWFG shall indemnify QBT for any reasonable fees, expenses or charges related to reversing the Informational Systems Conversion.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01      Conditions to Obligations of the Parties to Effect the Merger.  The respective obligations of QBT and BWFG to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a)	Regulatory Approvals. All consents and approvals of a Governmental Authority required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

(b)	Merger Registration Statement Effective. The Merger Registration Statement shall have been declared effective by the SEC and no stop order with respect thereto shall be in effect.

(c)	NASDAQ Listing. The shares of BWFG Stock issuable pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(d)	No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of such transactions.

(e)	Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of QBT Stock.

(f)	Tax Opinions. BWFG shall have received a letter setting forth the written opinion of Hinckley, Allen & Snyder LLP, in and form and substance reasonably satisfactory to BWFG, dated as of the Closing Date, and QBT shall have received a letter setting forth the written opinion of Luse Gorman Pomerenk & Schick PC, in form and substance reasonably satisfactory to QBT, dated as of the Closing Date, in each case substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such letter, the Merger will constitute a tax free reorganization described in Section 368(a) of the Code.

Section 6.02      Conditions to Obligations of BWFG.  The obligations of BWFG to consummate the Merger also are subject to the fulfillment or written waiver by BWFG prior to the Closing Date of each of the following conditions:

(a)	Representations and Warranties. The representations and warranties of QBT set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on QBT or the Surviving Bank. BWFG shall have received a certificate, dated the Closing Date, signed on behalf of QBT by the Chief Executive Officer of QBT to such effect.

(b)	Performance of Obligations of QBT. QBT shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and BWFG shall have received a certificate, dated the Closing Date, signed on behalf of QBT by the Chief Executive Officer of QBT to such effect.

(c)	Adverse Regulatory Conditions. No regulatory approval referred to in Section 6.01(a) hereof shall contain any condition, restriction or requirement which the Board of Directors of BWFG reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Merger to such a degree that BWFG would not have entered into this Agreement had such condition, restriction or requirement been known at the date hereof, except to the extent such condition, restriction or requirement relates primarily to the operations and activities of BWFG.

(d)	Voting Agreements. The Voting Agreements shall have been executed and delivered by each director and executive officer of QBT concurrently with QBT’s execution and delivery of this Agreement.

(e)	Agreements with QBT Executives. Mark A. Candido, current President and Chief Executive officer of QBT, and Richard R. Barredo, current Executive Vice President and Chief Lending Officer, shall have entered into Employment Agreements with the Bank satisfactory in form and substance to the Bank.

(f)	Absence of any Regulatory Order. There shall be no outstanding Regulatory Order to which QBT is a party and which will apply to BWFG after the Effective Time.

(g)	Opening of North Haven Branch. QBT’s proposed branch at 24 Washington Avenue, North Haven, Connecticut shall have received all regulatory approvals and shall have begun business there.

(h)	Other Actions. QBT shall have furnished BWFG with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.02 as BWFG may reasonably request.

Section 6.03      Conditions to Obligations of QBT.  The obligations of QBT to consummate the Merger also are subject to the fulfillment or written waiver by QBT prior to the Closing Date of each of the following conditions:

(a)	Representations and Warranties. The representations and warranties of BWFG set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on BWFG or the Surviving Bank. QBT shall have received a certificate, dated the Closing Date, signed on behalf of BWFG by the Chief Executive Officer and the Chief Financial Officer of BWFG to such effect.

(b)	Performance of Obligations of BWFG. BWFG shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and QBT shall have received a certificate, dated the Closing Date, signed on behalf of BWFG by the Chief Executive Officer and the Chief Financial Officer of BWFG to such effect.

(c)	Other Actions. BWFG shall have furnished QBT with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.03 as QBT may reasonably request.

Section 6.04      Frustration of Closing.  Neither BWFG nor QBT may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate any of the transactions contemplated by this Agreement.

ARTICLE VII

TERMINATION

Section 7.01      Termination.  This Agreement may be terminated, and the Transactions may be abandoned:

(a)	Mutual Consent. At any time prior to the Effective Time, by the mutual consent of BWFG and QBT if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b)	No Regulatory Approval. By either BWFG or QBT, if its Board of Directors so determines by a vote of a majority of the members of its entire board, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated by this Agreement shall have been denied by final, nonappealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c)	No Shareholder Approval. By either BWFG or QBT (provided, in the case of QBT, that it shall not be in material breach of any of its obligations under Section 5.04), if the approval of the shareholders of QBT required for the consummation of the transactions contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d)	Breach of Representations and Warranties. By either BWFG or QBT (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the Merger under Section 6.02(a) (in the case of a breach of a representation or warranty by BWFG) or Section 6.03(a) (in the case of a breach of a representation or warranty by QBT).

(e)	Breach of Covenants. By either BWFG or QBT (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing, provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the party receiving the benefit of such covenant or agreement not to consummate the Merger under Section 6.02(b) (in the case of a breach of a covenant or agreement by QBT) or Section 6.03(b) in the case of a breach of a representation or warranty by BWFG).

(f)	Delay. By either BWFG or QBT if the Merger shall not have been consummated on or before December 31, 2014 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g)	Failure to Recommend; Third-Party Acquisition Transaction; Etc. By either BWFG or QBT, if (i) QBT shall have breached its obligations under Section 5.11, (ii) the QBT Board shall have failed to make its recommendation referred to in Section 5.04, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of BWFG, (iii) the QBT Board shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than BWFG or a Subsidiary of BWFG or (iv) QBT shall have materially breached its obligations under Section 5.04 by failing to call, give notice of, convene and hold the QBT Meeting in accordance with Section 5.04.

Section 7.02      Termination Fee.  In recognition of the efforts, expenses and other opportunities foregone by BWFG while structuring and pursuing the Merger, the parties hereto agree that QBT shall pay to BWFG a termination fee of Six Hundred Thousand Dollars ($600,000) within three (3) Business Days after written demand for payment is made by BWFG, following the occurrence of any of the events set forth below:

(a)	BWFG or QBT terminates this Agreement pursuant to Section 7.01(g); or

(b)	QBT enters into a definitive agreement relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving QBT within fifteen (15) months following the termination of this Agreement by BWFG pursuant to Section 7.01(d) or Section 7.01(e) because of a willful breach by QBT after an Acquisition Proposal has been publicly announced or otherwise made known to QBT.

Section 7.03      Effect of Termination and Abandonment.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 7.01 and Section 8.01 and (ii) that termination will not relieve a breaching party from liability for money damages for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination. Nothing in Section 7.02 or this Section 7.03 shall be deemed to preclude either party from seeking specific performance in equity to enforce the terms of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01      Survival.  No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 5.10(b), 7.02 and this Article VIII, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 8.02      Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the QBT Meeting no amendment shall be made which by law requires further approval by the shareholders of QBT without obtaining such approval.

Section 8.03      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. A facsimile copy or electronic transmission of a signature page shall be deemed an original signature.

Section 8.04      Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Connecticut, without regard for conflict of law provisions.

Section 8.05      Expenses.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the Transactions, including fees and expenses of its own financial consultants, accountants and counsel, SEC filing and registration fees shall be borne by BWFG and printing expenses shall be borne equally, provided, however, that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

Section 8.06      Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to BWFG:

Bankwell Financial Group, Inc.

220 Elm Street

New Canaan, Ct 06840

Attention: Peyton R. Patterson

President and Chief Executive Officer

With a copy to:

Hinckley, Allen & Snyder LLP

20 Church Street

Hartford, Ct. 06103

Attention: William W. Bouton III

If to QBT:

Quinnipiac Bank & Trust Company

2704 Dixwell Avenue

Hamden, CT 06518

Attention: Mark A. Candido

President and Chief Executive Officer

With a copy to:

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue, NW

Suite 780

Washington, D.C. 20015

Attention: Lawrence M.F. Spacassi

Section 8.07      Entire Understanding; No Third Party Beneficiaries.  This Agreement, the Plan of Merger, the Voting Agreements, and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions, and this Agreement, the Bank Merger Agreement, the Voting Agreements, and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce BWFG’s obligation under Section 5.13, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.08      Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 8.09      Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.10      Interpretation.  When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 8.11      Assignment.  No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

ARTICLE IX

ADDITIONAL DEFINITIONS

Section 9.01      Additional Definitions.  In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving QBT: (a) any merger, consolidation, share exchange, business combination or other similar transactions; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of QBT in a single transaction or series of transactions; (c) any tender offer or exchange offer for 10% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (d) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereunder): (a) a merger, consolidation, share exchange, business combination or any similar transaction, involving the relevant companies; (b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of the relevant companies in a single transaction or series of transactions; (c) a tender offer or exchange offer for 10% or more of the outstanding shares of the capital stock of the relevant companies or the filing of a registration statement under the Securities Act in connection therewith; or (d) an agreement or commitment by the relevant companies to take any action referenced above.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the States of Connecticut are authorized or obligated to close.

“BWFG Board” means the Board of Directors of BWFG.

“BWFG Disclosure Schedule” means the disclosure schedule delivered by BWFG to QBT on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article IV or its covenants in Article V.

“BWFG Option Plans” means the following plans of BWFG: 2002 Bank Management, Director and Founder Stock Option Plan, 2006 Stock Option Plan, 2007 Stock Option and Equity Award Plan, 2011 Stock Option and Equity Award Plan and 2012 Stock Plan, each as amended, from time to time.

“BWFG Stock” means the common stock, no par value per share, of BWFG.

“Certificate” means any certificate that immediately prior to the Effective Time represents shares of QBT Stock.

“Connecticut Business Corporations Act” means the Connecticut Business Corporations Act, §33-600 et seq. of the Connecticut General Statues.

“CTDOB” means the State of Connecticut Banking Department.

“Derivative Transaction” means any swap transactions, option, warrant, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) the protection or restoration of the environment, health, safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means such exchange agent as may be designated by BWFG and reasonably acceptable to QBT to act as agent for purposes of conducting the exchange procedures described in Article II.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Boston, or any successor thereto.

“FRB” means the Board of Governors of the Federal Reserve Bank.

“GAAP” means accounting principles generally accepted in the United States of America.

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“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” includes but is not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations.

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Governmental Authority or any other written notice received by that Person. Knowledge of BWFG shall include knowledge of the Bank.

“Material Adverse Effect” means with respect to QBT or BWFG , any effect that is material and adverse to the financial position, results of operations or business of QBT or BWFG or that would materially impair the ability of QBT to perform its obligations under this Agreement or otherwise materially impairs the ability of QBT or BWFG to consummate the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks generally, (iii) changes in general economic conditions (including interest rates) affecting banks generally, (iv) any modifications or changes to valuation policies and practices in connection with the transactions contemplated by this Agreement or restructuring charges taken in connection with the transactions contemplated by this Agreement, in each case in accordance with GAAP, (v) reasonable expenses incurred in connection with the transactions contemplated by this Agreement; (vi) the effects of any action or omission taken with the prior consent of the other party or as otherwise expressly permitted or contemplated by this Agreement; and (vii) exclusive of the performance of QBT or BWFG’s investment portfolio.

“Merger Consideration” means the cash or BWFG Stock, or combination thereof, in an aggregate per share amount to be paid by BWFG for each share of QBT Stock, pursuant to the terms of Article II.

“NASDAQ” means The Nasdaq Stock Market, LLC.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Proxy Statement/Prospectus” means the proxy statement and prospectus, satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder, together with any amendments and supplements thereto, as prepared by BWFG and QBT and as delivered to holders of QBT Stock in connection with the solicitation of their approval of this Agreement.

“QBT Board” means the Board of Directors of QBT.

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“QBT Disclosure Schedule” means the disclosure schedule delivered by QBT to BWFG on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article III or its covenants in Article V.

“QBT Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of QBT.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

“Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 25% of the combined voting power of the shares of QBT Stock then outstanding or all or substantially all of the assets of QBT and otherwise (a) on terms which the QBT Board determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to QBT’s shareholders than the transactions contemplated by this Agreement, and (b) that constitutes a transaction that, in the QBT Board’s good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BANKWELL FINANCIAL GROUP, INC.

By:	/s/ Peyton R. Patterson
Name:	Peyton R. Patterson
Title:	President and Chief Executive Officer

Quinnipiac Bank & Trust Company

By:	/s/ Mark A. Candido
Name:	Mark A. Candido
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

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